Exhibit 99.2

NET INTEREST MARGIN WALKFORWARD AND OUTLOOK

Q1 to Q2 Net Interest Margin Walkforward

1Q 2018 Reported Net Interest Margin	2.92%
+ Net loan growth and funding composition (including Bank Mutual)	~0.06%
+ Bank Mutual purchase loan related items	
Purchased loan accretion	<0.01%
Prepayments and other adjustments	>0.01%
+ Other net changes, including securities portfolio	~0.02%
2Q 2018 Net Interest Margin	3.02%

Net Interest Margin Detail


3.02%
2.92%
2.79%
0.06%
0.03%
0.06%
0.06%
9 bps
2.93%
2.78%
2.82%
2.87%
4Q 2017
1Q 2018
2Q 2018
Net interest margin excluding purchased loan accretion, prepayments and interest recoveries
Scheduled acquisition related purchase loan accretion, net
Unscheduled acquisition prepayments and other adjustments
Other prepayments and interest recoveries
2.93%
9 bps

NIM Outlook

- Poised to benefit from future Fed rate increases
- Accretion expected to moderate over time
- Bank Mutual prepayments generally expected to moderate in the longer term, but may be unpredictable near term
- Full year 2018 net interest margin expected to be approximately 2.95%

8

2018 OUTLOOK

This outlook reflects a stable to improving economy and includes our expectation of additional rate increases in 2018. We may adjust our outlook if, and when, we have more clarity on any one, or more, of these factors.

Balance Sheet Management

- Flat to 1% quarterly loan growth for the remainder of 2018
  - Continued commercial & business lending growth
  - Continued moderation of CRE and residential mortgage
- Improving year over year NIM trend
- Maintain loan to deposit ratio under 100%

Expense Management

- Approximately $825M noninterest expense[1]
- Effective tax rate:
  - ~22% for 3Q and 4Q 2018
  - ~20% for full year 2018

Fee Businesses

- Improving year over year fee-based revenues
- Approximately $365M - $370M full year noninterest income

Capital & Credit Management

- Continue to follow stated corporate priorities for capital deployment
- Provision expected to adjust with changes to risk grade, other indications of credit quality, and loan volume

[1]Including Diversified Insurance Solutions and Anderson Insurance acquisitions, and all costs related to Bank Mutual.

16